UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 29, 2006
NATIONAL CITY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10074	34-1111088

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

1900 East Ninth Street, Cleveland, Ohio		44114-3484

(Address of Principal Executive Offices)		(Zip Code)
(216) 222-2000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
MIP Criteria
On November 29, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of National City Corporation (“National City”) reviewed and approved the performance criteria to be applied as a condition for paying the 2007 awards to National City’s executive officers under the Management Incentive Plan. The performance criteria consist of percentage targets for return on assets and return on equity. Satisfaction of the performance criteria will allow for the payment of an award up to the maximum level established for each officer. Those levels are as follows:
•	For Chairman and Chief Executive Officer David A. Daberko, the 2007 maximum award opportunity is $3,000,000.

•	For named executive officers Jeffrey D. Kelly and Peter E. Raskind, the 2007 maximum award opportunity is $2,500,000.

•	For named executive officer James R. Bell, III, the 2007 maximum award opportunity is $1,000,000.

•	For the remaining Executive Officers, the 2007 maximum award opportunity ranges in amounts with a maximum award opportunity of $1,000,000.
For compliance with Section 162(m) of the Internal Revenue Code (“Section 162(m)”), these amounts reflect the maximum award at the end of the performance period. The Committee may use its discretion to reduce the amount of the award payout and determine appropriate bonus levels based on overall performance.
LTIP Criteria
On November 29, 2006, the Committee reviewed and approved the award opportunities for the 2007-2009 plan cycle awards payable to National City’s executive officers under the Long-Term Cash and Equity Incentive Plan. The performance measure for determining the threshold, target and maximum payouts is total shareholder return as measured against a peer group which will be recommended by management to the Committee in December 2006. Achievement of the threshold, target or maximum performance will result in a respective threshold, target or maximum payout that is a percentage of average salary over the three-year performance period. Awards are pro-rated between threshold and target and between target and maximum. Those percentages and the maximum award opportunities are as follows:
•	For Chairman and Chief Executive Officer David A. Daberko, the threshold, target and maximum payout percentages are 75%, 150% and 225%, respectively. For compliance with Section 162(m), the stated 2007-2009 maximum award opportunity is $2,500,000.
•	For named executive officers James R. Bell, III, Jeffrey D. Kelly and Peter E. Raskind, the threshold, target and maximum payout percentages are 63%, 125%

and 188%, respectively. For compliance with Section 162(m), the stated 2007-2009 maximum award opportunity is $1,500,000.
•	For certain Executive Officers, the threshold, target and maximum payout percentages are 63%, 125% and 188%, respectively. For compliance with Section 162(m), the stated 2007-2009 maximum award opportunity is $1,500,000.
•	Other Executive Officers have threshold, target and maximum payout percentages of 50%, 100% and 150%, respectively. For compliance with Section 162(m), the stated 2007-2009 maximum award opportunity is $1,000,000.
•	For the remaining Executive Officers, the threshold, target and maximum payout percentages are 20%, 40% and 60%, respectively. For compliance with Section 162(m), the stated 2007-2009 maximum award opportunity is $200,000.
Agreement to Terminate Change in Control Benefits
David A. Daberko, Chairman and Chief Executive Officer of National City, and William E. MacDonald III, Vice Chairman of National City, each entered into an Agreement to Terminate Change in Control Benefits pursuant to which each has respectively waived various benefits, under agreements previously entered into, if a change in control of National City occurs, including, but not limited to, acceleration of vesting, the payment of an incentive award at a higher level than would otherwise occur, an extension of time to exercise a benefit and the lapsing of restrictions that would otherwise continue.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired: Not applicable
(b) Pro Forma Financial Information: Not applicable
(c) Shell Company Transactions: Not applicable
(d) Exhibits: None
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National City Corporation

(Registrant)

Dated: December 4, 2006	By /s/ Carlton E. Langer
Carlton E. Langer, Vice President
and Assistant Secretary

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